Exhibit 16.1

March 13, 2006

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for AllianceBernstein Holding L.P. and AllianceBernstein L.P. (collectively, the “Partnerships”) and, under the date of February 24, 2006, we reported on both the financial statements of AllianceBernstein Holding L.P. as of December 31, 2005 and 2004 and for the three year period ended December 31, 2005, and the consolidated financial statements of AllianceBernstein L.P. as of December 31, 2005 and 2004 and for the three year period ended December 31, 2005, and the related management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On March 8, 2006, we were terminated as the principal accountant. We have read the Partnerships’ statements included under Item 4.01 of its Form 8-K dated March 13, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with the Partnerships’ stated reason for changing principal accountants and that the change was approved by the audit committee of the board of directors. In addition, we are not in a position to agree or disagree with the Partnerships’ statements in paragraph 4 of its Form 8-K dated March 13, 2006.

Very truly yours,

/s/ KPMG LLP

New York, New York